Exhibit 10.44

AMENDMENT NO. 1

TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT AND SCHEDULE

This Amendment No. 1 to Amended and Restated Loan and Security Agreement and Schedule is made this 29th day of December 2017, by and between CRESTMARK BANK, a  Michigan banking corporation, whose address is 5480 Corporate Drive, Suite 350, Troy,

Michigan 48098 ("Crestmark"), CLR ROASTERS, LLC, a Florida limited liability company, whose chief executive office is located at 2131 N.W. 72nd Avenue, Miami, FL 33122 ("Borrower"), and YOUNGEVITY INTERNATIONAL, INC. a Delaware corporation, whose address is 2400 Boswell Rd., Chula Vista, CA 91914, STEPHAN R. WALLACH, an individual with an address at 12 Spinnaker Way, Coronado, CA 92118 and DAVID BRISKIE, an individual with an address at 415 Hendricks Isle, Fort Lauderdale, FL 33301 (collectively "Guarantor"). This Amendment No. 1 amends that certain Amended and Restated Loan and Security Agreement and Schedule to Loan and Security Agreement executed November 16, 2017, as amended from time to time (as amended, collectively the "Loan Agreement").

BACKGROUND:

The parties have executed the Loan Agreement and Collateral Documents; and

The Borrower and Guarantor are indebted and/or obligated to Crestmark without offset or deduction pursuant to the Loan Agreement and the Collateral Documents all of which are in full force and effect;

Borrower, Crestmark, and Guarantor, desire to modify and amend certain terms, conditions, covenants and obligations contained in the Loan Agreement and the Collateral Documents, including, but not limited to, increasing the Maximum Amount.

Accordingly, the parties agree as follows:

1. INCORPORATION BY REFERENCE:

All definitions and terms used in the Loan Agreement and the Collateral Documents are hereby incorporated in this Amendment No. 1.

2. AMENDMENT AND MODIFICATION TO LOAN AGREEMENT:

A. Section 2 of the Schedule to Loan and Security Agreement ("Schedule") is hereby deleted in its entirety, and in lieu thereof, the following is inserted:

"2.
LOAN; LOAN ADVANCES.

Advance Formula: Advances of the Loan may be measured against a percentage of Eligible Accounts.

The Loan Amount may not exceed an amount which is the lesser of:

(a)
Six Million Two Hundred Fifty Thousand and 00/100 Dollars
($6,250,000.00) ("Maximum Amount"); or

(b)
the sum of:

(i)
up to eighty-five percent (85%) of Eligible Accounts; plus

(ii)
the lesser of One Million and 00/100 Dollars ($1,000,000.00) or fifty percent (50%) of Eligible Inventory, excluding Espresso Inventory, as defined below, or fifty percent (50%) of (i) above;

(iii)
the lesser of Two Hundred Fifty Thousand and 00/100
Dollars ($250,000.00) or seventy-five percent (75%) of Eligible Espresso Inventory.

(subparagraphs (i) - (iii) are collectively the "Advance Formula").

Crestmark inits sole discretion may raise or lower any percentage advance rate with respect to the Advance Formula.

"Eligible Accounts" means and includes those Accounts, unless otherwise approved by Crestmark which:

(i)
have been validly assigned to Crestmark;

(ii)
strictly comply with all of Borrower's promises, warranties and representations to Crestmark;
(iii)
contain payment terms of not greater than sixty (60) days from the date of invoice, with the exception of: (a) H&H Coffee Export
Group Corp. ("H&H"), which shall contain payment terms of not greater than one hundred twenty (120) days from the date of invoice, and (b) Rothfos Corporation ("Rothfos"), which shall contain payment terms of not greater than ninety (90) days from the date of invoice;
(iv)
are not older than ninety (90) days from the date of invoice, with the exception of: (a) H&H, which shall be not older than one hundred thirty five (135) days from the date of invoice, and (b) Rothfos, which shall be not older than one hundred five (105) days from the date of invoice ("Past Due Days"); and

(v)
are invoiced no later than ten (10) days from the last date of service or sale.

Eligible Accounts shall not include the following:

(a)
Accounts with respect to which the Account Debtor is an officer, employee or agent of Borrower;
(b)
Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Account Debtor may be conditional;
(c)
Accounts with respect to which the Account Debtor is not a

resident of the United States or Canada; provided, however, all

Accounts originating from the Province of Quebec shall be deemed ineligible;

(d) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States; provided, however, that an Account shall not be deemed ineligible by reason of this clause (d) if the Borrower has completed all of the steps necessary, in the sole opinion of Crestmark, to comply with the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) with respect to such Account;

(e) Accounts with respect to which the Account Debtor is any state of the United States or any city, town, municipality, county or division thereof, provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if the aggregate amount of such Accounts does not exceed five percent (5%) of the total of Borrower's Accounts outstanding;

(f) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated with, or has common shareholders, officers or directors with Borrower;

(g) Accounts with respect to which Borrower is or becomes liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

(h) those Accounts where Crestmark has notified Borrower that, in Crestmark's sole discretion, the Account or Account Debtor is not acceptable to Crestmark;

(i) all of the Accounts owed by an Account Debtor who is the subject of a bankruptcy, receivership or similar proceeding;
0)
all of the Accounts owed by an Account Debtor where twenty

percent (20%) or more of all of the Accounts owed by that Account

Debtor are greater than the Past Due Days;

(k) Accounts for which the services have not yet been rendered to the Account Debtor or the goods sold have not yet been delivered to the Account Debtor (commonly referred to as "pre-billed accounts");

(I) Accounts not previously approved by Crestmark where the expected dollar value for such Account Debtors is greater than ten percent (10%) of Borrower's existing Accounts, provided, however, that Accounts due from H&H shall not exceed (i) $3,700,000.00 for the period from December 29, 2017 through January 24, 2018; (ii)
$3,000,000.00 for the period from January 25, 2018 through March

24, 2018, and (iii) $2,500,000.00 thereafter;(m) COD and cash sales;

(n)
Accounts which are disputed.

"Eligible Inventory" means and includes that ·Inventory (other than packaging materials, chemicals, additives, promotional items, labels and supplies) which Crestmark, in its sole credit judgment, deems to be Eligible Inventory. Without limiting the generality of the forgoing, no Inventory shall be Eligible Inventory unless:

(i)
it is finished goods or raw materials;

(ii)
at all times it strictly complies with all of Borrower's promises, warranties and representations to Crestmark;
(iii)
it is in good, new and salable condition;

(iv)
it is not slow moving, obsolete or unmerchantable, in Crestmark's sole and absolute discretion;
(v)
it meets all standards imposed by any governmental agency or authority or any insurer;

(vi)
it is at all times subject to Crestmark's duly perfected, first priority security interest and there exists no other lien or encumbrance other than as permitted hereunder;and

(vii)
it is in Borrower's possession and control situated at a location in compliance with this Agreement.

Eligible Inventory shall not include Inventory that:

(a) is in the hands of any third party, including a warehouseman, finisher, consignee, etc., unless Crestmark shall have received a warehouseman's waiver or a third-party processor's waiver from such warehouseman, finisher, consignee, etc.;
(b)
is subject to any license or other agreement that limits, conditions,

or restricts Borrower's or Crestmark's right to sell or otherwise dispose of such Inventory;
(c)
is not of a type that Crestmark, in its commercially reasonable discretion, has determined is not Eligible Inventory; or

(d)
is not in Borrower's possession based upon consignment, guaranteed sale, or other terms by reason of which the payment by Borrower may be conditional.

Espresso Inventory means the inventory of new and unused espresso machines and equipment on hand in the Borrower's possession and control beginning on December 29, 2017.

Eligible Espresso Inventory means Espresso Inventory which meets the criteria for Eligible Inventory, and is valued at cost.

Crestmark will determine in its sole discretion whether any Collateral is eligible for an Advance, but no Collateral will be considered eligible unless the requirements set forth above are met. Regardless of whether any Collateral is eligible, it is still part of the Collateral securing the Obligations.

Prior to any request for an Advance, Borrower must furnish to Crestmark invoices, credit memos, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Crestmark requests, in its sole discretion, with respect to the Accounts that Borrower is tendering to Crestmark to support the Advance ("Account Documents"). Crestmark will endeavor to provide the requested Advance by the end of the next business day following the date it receives the request as long as the complete package of information for the request has been received by Crestmark by 10:30 a.m. Eastern Time on the date of the request for the Advance. All requests for funding will be subject to Crestmark's then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance. Five (5) business days ("Clearance Days") after checks, ACH or wire transfers or other credit instruments are applied to a specific invoice, Crestmark will credit the Loan Account with the net amount actually received. On the date a collection is applied to a specific invoice, Borrower will receive immediate credit on such funds in determining availability for Advances.

When Crestmark receives a payment from an Account Debtor, it will attempt to apply it against the appropriate Account Debtor and invoice according to the Account Debtor's remittance advice. If it is not clear which Account Debtor or invoice the payment is to be applied against, Crestmark may contact Borrower or the payor for assistance. Unless there is clear error, the application of payments by Crestmark is final."

3.
REAFFIRMATION OF GUARANTY:

As a specific inducement to Crestmark, and in consideration of Crestmark's reliance hereon, the Guarantor Youngevity International, Inc., a Delaware corporation has executed the Corporate Guaranty dated November 16, 2017, the Guarantor Stephan R. Wallach has executed the Personal Guaranty dated November 16, 2017 and the Guarantor David Briskie has executed the Guaranty of Validity dated November 16, 2017, as any of the above has been amended from time (collectively, the "Guaranty"). Guarantor hereby acknowledges and agrees to the amendments and modifications set forth above and reaffirms the Guaranty with respect to all liabilities, obligations and the Indebtedness therein guaranteed as herein amended and modified. Guarantor further acknowledges that Guarantor remains liable in accordance with the terms of the Guaranty without offset or counterclaim. Guarantor also acknowledges and agrees that Guarantor's liability under the Guaranty is unlimited, and Youngevity International, Inc., a Delaware corporation, confirms that its Corporate Guaranty is secured by a security interest in all of its assets, and that such security interest is in full force and effect.

4.
REAFFIRMATION OF SUBORDINATION AGREEMENT:

As a specific inducement to Crestmark, and in consideration of Crestmark's reliance hereon, the Subordinating Creditor, Youngevity International, Inc., a Delaware corporation has executed the Subordination Agreement dated November 16, 2017, as may been amended from time (the "Subordination Agreement"). Subordinating Creditor hereby acknowledges and agrees to- the amendments and modifications set forth above and reaffirms the Subordination Agreement. Subordinating Creditor further acknowledges that the Subordination Agreement remains in full force and effect without offset or counterclaim.

5.
EXPENSES:

In consideration of the increase in the amount of the loan and the execution of this Amendment No. 1, Borrower will pay Crestmark a fee of $17,500.00, which fee is fully earned as of the date hereof, and non-refundable. Borrower will promptly pay all expenses, fees and costs incurred by Crestmark with respect to the preparation, execution, and delivery of this Amendment No. 1, and all other documents contemplated herewith, including reasonable attorneys' fees.

6. NO WAIVER:

Borrower acknowledges that the execution of this Amendment No. 1 does not constitute a waiver or cure of any Default, whether matured or otherwise, if any, that previously existed or now exists under the Loan Agreement or any Collateral Document. By execution of this Agreement, Crestmark will not be deemed to have waived any of its rights or remedies under the Loan Agreement or any Collateral Document.

7. SURVIVAL, REAFFIRMATION, AND NO DEFENSES:

Each undersigned Borrower and Guarantor agrees, in all capacities in which the signatory has executed the Loan Agreement or any of the Collateral Documents, as follows:

A. That, except as herein expressly modified or amended, all terms, conditions, covenants, representations and warranties contained in the Loan Agreement and the Collateral Documents are true and correct, continue to be satisfied in all respects and are legal, valid and binding obligations. The undersigned hereby ratify, agree to and confirm the Loan Agreement and the Collateral Documents and consent to and acknowledge the foregoing Amendment No. 1.

B. That payment of the Indebtedness is the valid obligation of Borrower and Guarantor and, as of the date hereof, Borrower and Guarantor have absolutely no defenses, claims, rights of set-off or counterclaims against Crestmark or the payment of the Indebtedness. This Amendment No. 1 shall not impair the rights, remedies and Collateral given in the Loan Agreement and the Collateral Documents.

C.
That the liability of the undersigned howsoever arising or provided for in the Loan

Agreement and the Collateral Documents is hereby reaffirmed.

8. RELEASE:

In consideration of Crestmark executing this Amendment No. 1, Borrower and Guarantor do each hereby release and discharge Crestmark of and from any and all claims, harm, causes of action, liabilities, injuries, expenses (including attorneys' fees) and damages of any and every kind, known or unknown, legal or equitable, which Borrower or Guarantor have against Crestmark from the date of Borrower's and Guarantor's first contact with Crestmark up to the date of this Agreement. Borrower and Guarantor confirm to Crestmark that they have reviewed the effect of this release with legal counsel of their choice, or have been afforded the opportunity to do so, prior to the execution of this Amendment No. 1 and each acknowledges and agrees  that Crestmark is relying upon this release in executing this Amendment No. 1.

9. CONFIRMATION OF LIEN UPON COLLATERAL:

The Borrower acknowledges and agrees that pursuant to the terms of the Loan Agreement, the obligations of the Borrower and the Indebtedness are secured by a first priority lien and security interest in the Collateral (as defined in the Loan Agreement). The Collateral is and shall remain subject to and encumbered by the lien, charge, and encumbrance of the Loan Agreement, and nothing contained herein shall affect or be construed to affect the lien or encumbrance created by the Loan Agreement or the priority thereof.

10. NO ORAL MODIFICATION:

This Amendment No. 1 may only be altered or modified by written instrument duly executed by Borrower and Crestmark.

The parties hereto have executed this Agreement the day and year first appearing above.

"CRESTMARK" Crestmark Bank, a Michigan banking corporation

By:	/s/

"BORROWER" CLR ROASTERS, LLC a Florida limited liability company

By:	/s/ David Briskie
David Briskie
Manager

By:	/s/ Ernesto G. Aguila
Ernesto G. Aguila
Manager

"GUARANTOR"
YOUNGEVITY INTERNATIONAL, INC. a Delaware corporation
By:	/s/ Stephan R. Wallach
Stephan R. Wallach
CEO

By:	/s/ Stephan R. Wallach
Stephan R. Wallach, individually

By:	/s/ David Briskie
David Briskie, individually